Filed pursuant to Rule 433

Registration Statement No.: 333-209450

THE BANK OF NEW YORK MELLON CORPORATION

$1,000,000,000 3.442% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2028

January 31, 2017

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A (STABLE) / AA- (STABLE) / AAL (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: FEBRUARY 7, 2028

TRADE DATE: JANUARY 31, 2017

SETTLEMENT DATE: FEBRUARY 7, 2017 (T+5) **

OPTIONAL REDEMPTION DATE: FEBRUARY 7, 2027

FIXED RATE COUPON: 3.442% PER ANNUM

FIXED RATE COUPON FREQUENCY: SEMI-ANNUALLY IN ARREARS FROM AND INCLUDING THE SETTLEMENT DATE TO, BUT EXCLUDING, FEBRUARY 7, 2027 (THE “FIXED RATE PERIOD”)

FLOATING RATE COUPON: 3-MONTH LIBOR PLUS 106.9 BASIS POINTS

FLOATING RATE COUPON FREQUENCY: QUARTERLY IN ARREARS FROM AND INCLUDING FEBRUARY 7, 2027 (THE “FLOATING RATE PERIOD”)

INTEREST PAYMENT DATES: DURING THE FIXED RATE PERIOD, INTEREST PAYS SEMI-ANNUALLY ON EACH FEBRUARY 7 AND AUGUST 7, COMMENCING ON AUGUST 7, 2017, AND DURING THE FLOATING RATE PERIOD, INTEREST PAYS QUARTERLY ON EACH FEBRUARY 7, MAY 7, AUGUST 7 AND NOVEMBER 7, COMMENCING ON MAY 7, 2027 AND ENDING ON THE MATURITY DATE

REDEMPTION PRICE: 100% OF THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE, BUT NOT IN PART, AT THE OPTION OF THE ISSUER ON THE OPTIONAL REDEMPTION DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE OPTIONAL REDEMPTION DATE. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 10 AND NOT MORE THAN 60 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: DURING THE FIXED RATE PERIOD, 30/360; DURING THE FLOATING RATE PERIOD, ACTUAL/360, MODIFIED FOLLOWING, ADJUSTED

FLOATING RATE BUSINESS DAY CENTRES: NEW YORK, LONDON

PRINCIPAL AMOUNT: $1,000,000,000

ISSUE PRICE: 100.000% OF PRINCIPAL AMOUNT

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $998,500,000

FIXED RATE BENCHMARK TREASURY: UST 2.000% DUE NOVEMBER 15, 2026

FIXED RATE BENCHMARK TREASURY YIELD: 2.442%

FIXED RATE SPREAD TO BENCHMARK TREASURY: +100 BASIS POINTS

FLOATING RATE PRICING BENCHMARK: 3-MONTH LIBOR (REUTERS LIBOR01)

FLOATING RATE SPREAD TO BENCHMARK: +106.9 BASIS POINTS

RE-OFFER YIELD: 3.442%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RAB3 / US06406RAB33

BOOKRUNNERS:	CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO SECURITIES, LLC
BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS:	BBVA SECURITIES INC.
BNP PARIBAS SECURITIES CORP.
LLOYDS SECURITIES INC.
SANTANDER INVESTMENT SECURITIES INC.
U.S. BANCORP INVESTMENTS, INC.
CASTLEOAK SECURITIES, L.P.
DREXEL HAMILTON, LLC
MFR SECURITIES, INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146, J.P. Morgan Securities LLC at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Wells Fargo Securities, LLC at 1-800-645-3751 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*	A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**	The Book-Runners and Co-Managers expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in three business days, referred to as T+3, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.